Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Global Blood Therapeutics, Inc.:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of FASB Accounting Standards Update 2016-02, Leases (Topic 842).

/s/ KPMG LLP

San Francisco, California

August 5, 2020